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                                                                   Exhibit 10.47

December 1st, 2003

Louise A. Mawhinney
22 Frost Lane
Sudbury, MA 01776

Dear Louise,

I am pleased to offer you a position at ArQule as Chief Financial Officer at a bi-weekly rate of $7692.31, which annualizes to $200,000 per year. The position will report to the Chief Executive Officer and is on an employment-at-will basis. Compensation is reviewed in the first Quarter (January though March) for all employees and is subject to performance-based increases. At that time, you will also be eligible for stock options and a 25% cash bonus subject to being an employee in good standing. These bonuses are discretionary, subject to pro-ration and are based on Company results as well as individual performance.

Subject to the approval of the ArQule Board of Directors, you would also receive 75,000 options to purchase common stock of ArQule, Inc. as part of this offer. The exercise price per share will be equal to the ArQule common stock closing price (4:00 p.m. Eastern Standard Time) reported by the NASDAQ National Market on the last trading date preceding your first date of employment. These options would vest at a rate of twenty-five percent annually commencing on the first anniversary of your employment start date with ArQule.

You and your dependents are entitled to ArQule's comprehensive health package including medical and dental coverage. You are also provided life insurance at two times your annual salary up to $300,000 and long and short-term disability insurance. In addition, you will receive four weeks of paid personal time, which will be accrued on a monthly basis. You will also be eligible to enroll in our Company sponsored 401K Plan on the first day of any quarter. You will be eligible as well to participate in the Employee Stock Purchase Plan, pursuant to which you will be able to purchase limited amounts of ArQule stock at a discount to the market price.

Your eligibility for benefits will be subject to the requirements, conditions, terms and restrictions in our Plan documents.

If the Company terminates your employment without cause (as defined below) due to a change of control of the Company (as defined below), the Company shall pay you an amount over the twelve month period following such termination equal to twelve months of your annual base salary and benefits.

For purposes of this letter, "cause" shall mean: (i) your arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the Chief Executive Officer or otherwise perform your duties hereunder (other than as a result of a total or partial incapacity due to physical or mental illness) for thirty (30) days after a written demand for performance is delivered to you on behalf of the Company which demand specifically identifies the manner in which the Company alleges that you have not substantially followed such instructions or otherwise performed your duties; (ii) your willful misconduct that is materially injurious to the Company (whether from a monetary perspective or otherwise); (iii) your willful commission of an act constituting fraud with respect to the Company; (iv) your conviction for a

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felony under the laws of the United States or any state thereof; or (v) your material breach of your employment obligations (including compliance with the Company's Code of Conduct) or your obligations under the Employee Non-Disclosure and Inventions Agreement. If your employment is terminated by the Company for cause, the Company shall pay you all amounts owed to you for work performed prior to the termination date.

For purposes of this letter, any one of the following events shall be considered a change of control: (i) the acquisition by any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company's common stock so that it holds or controls fifty percent (50%) or more of the Company's Common Stock; or (ii) a merger or consolidation after which fifty percent (50%) or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination.

In addition, in the event that your employment is terminated by the Company without cause (as defined above) within one year following a change of control of the Company, the stock options referenced herein shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the form of the option certificate.

Employment is contingent upon the satisfactory completion of references and background screening, execution of the Company's Employee Non-Disclosure and Inventions Agreement (which shall govern where more specific than this letter) and verification of authorization to work in the United States.

While you render services to the Company and for one year following termination or separation, you will not, directly or indirectly, alone or through or with any person, entity or organization: (a) compete with the Company in any of its activities; (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the actual or prospective clients, customers or accounts, of the Company; (c) recruit, solicit or hire any person who is, or within six months preceding such termination or separation was, an employee, officer or director of or consultant to the Company (collectively, a "Company Person"); or (d) induce or attempt to induce any Company Person to discontinue his or her relationship with the Company or to commence an employment or other business relationship with another entity. As an employee of ArQule, you are expected to make or participate in business decisions and actions in the course of your employment based solely on the best interests of the Company as a whole, and without consideration of personal relationships or benefits. While you render services to the Company, you will not engage in any other gainful employment, business or activity without written consent of the Company. You may, with consent, participate in financial, business and other activities outside the scope of your employment so long as the activities do not conflict with your responsibilities to the Company. Please refer to the Company's Code of Conduct and Conflict of Interest Policy (posted on the ArQule Intranet), to which you will be subject as an employee of the Company.

Kindly confirm your start date below. Please return a signed copy of this letter to Elaine Palome, Director of Employment, within one week. Please plan on reporting to work at 8:30 on your first day for Orientation.

This offer letter and any documents referenced herein contain all the terms and conditions of employment and supersede any other written documents or conversations about such items. If you need further information regarding this offer or any other aspect of employment at ArQule feel free to reach me either by phone (781) 994-0311 or email, shill@arqule.com.

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ArQule is an organization that is building an outstanding reputation for innovation in Drug Discovery and Development. Our employees are responsible for our success. We look forward to you accepting our offer and to your becoming part of the ArQule Team.

With best regards,                               Accepted and agreed to by:

Stephen Hill                                    ____________________________
Chief Executive Officer                              Louise Mawhinney

                                                ____________________________
                                                        Start Date